Exhibit 99.1

RUBICON TECHNOLOGY, INC. REPORTS SECOND QUARTER

2012 RESULTS OF OPERATIONS

Bensenville, Ill – August 2, 2012— Rubicon Technology, Inc. (NASDAQ:RBCN), a leading provider of sapphire substrates and products to the LED, RFIC, semiconductor, and optical industries, today reported financial results for its second quarter ended June 30, 2012.

The Company reported that second quarter revenue increased to $17.0 million from $10.2 million in the prior quarter with sales increasing for both six-inch sapphire wafers and smaller diameter core. Revenue from six-inch wafer sales increased 84 percent sequentially to $10.1 million and represented 59 percent of revenue for the quarter. Raja Parvez, President and CEO of Rubicon Technology, commented, “I am pleased with the growth in our six-inch wafer business in the quarter and expect additional growth in the second half of the year.”

Gross profit in the second quarter was break-even, a sequential improvement of 33 percentage points, driven by a number of factors including increased revenue from higher margin wafer sales and improved utilization of the Company’s polishing operations. The Company indicated that the weak pricing environment, particularly for two- through four-inch sapphire cores, continues to be a drag on margins but indicated that they expect pricing to improve once inventory levels at sapphire producers are reduced. Loss per share decreased to $0.06 in the second quarter from a loss of $0.15 in the prior quarter.

Mr. Parvez continued, “We saw the beginning of a recovery of the LED market in the quarter along with continued strong demand from the SoS market. The strength of our technology in crystal growth, fabrication and large-diameter wafer polishing has allowed us to earn a leadership position in supporting emerging technologies like SoS and in the continued advancement of the LED market. We continue to focus on enhancing our existing platforms and developing new products. Projects like our in-house raw material production and the in-situ crystal alignment, which has just been patented, will allow us to improve quality while reducing cost.”

Third Quarter 2012 Guidance

Commenting on the outlook for the third quarter of 2012, William Weissman, Rubicon’s Chief Financial Officer said, “We expect revenue in the third quarter of between $18 and $21 million. Pricing for two-through-four inch cores will likely remain low for another quarter or two as sapphire inventory levels continue to get worked down at a slower pace than originally expected. Gross margin should continue to improve in the third quarter but will not likely cover all of our operating expenses. We expect a loss per share between $(0.02) and $(0.05) in the third quarter.”

Conference Call Details

Rubicon will host a conference call at 5:00 p.m. Eastern time on August 2, 2012 to review the second-quarter 2012 results and the third quarter 2012 outlook. The conference call will be available to the public through a live audio web broadcast via the Internet. Log on through the Investor Relations section of Rubicon’s website at http://www.rubicon-es2.com/index.html. An audio replay of the call will be available approximately two hours after the conclusion of the call. The audio replay will remain available until 11:59 p.m. Eastern time on August 9, 2012, and can be accessed by dialing (888) 286-8010 or (617) 801-6888 (international). Callers should reference conference ID 99190607. The webcast will be archived on the Company’s website.

About Rubicon Technology, Inc.

Rubicon Technology, Inc. is an advanced electronic materials provider that is engaged in developing, manufacturing and selling monocrystalline sapphire and other crystalline products for light-emitting diodes (LEDs), radio frequency integrated circuits (RFICs), blue laser diodes, optoelectronics and other optical applications. The Company applies its proprietary crystal growth technology to produce very high-quality sapphire in a form that allows for volume production of various sizes and orientations of substrates and windows. Rubicon is a vertically-integrated manufacturer with capabilities in crystal growth, high precision core drilling, wafer slicing, surface lapping, large-diameter polishing and wafer cleaning processes, which the Company employs to convert the bulk crystal into products with the quality and precision specified by its customers. The Company is the world leader in larger diameter sapphire products to support next-generation LED, RFIC and optical window applications.

Further information is available at http://www.rubicon-es2.com.

Forward-Looking Statements

Certain of the statements in this release, particularly those preceded by, followed by or including the words “believes,” “expects,” “anticipates,” “intends,” “should,” “estimates,” or similar expressions, or those relating to or anticipating financial results for periods beyond the end of the second quarter of 2012, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. For those statements, the company claims the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on our current expectations, estimates and projections about our industry, management’s beliefs and certain assumptions made by us. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those expressed in, or implied by, the statements. These risks and uncertainties include managing the expansion of our manufacturing capacity, market acceptance of LED lighting, our ability to adapt to future changes in the LED industry, our successful development and market acceptance of RFIC and other new products, changes in the average selling prices of sapphire products, dependence on key customers, potential disruptions in our supply of electricity, changes in our product mix, our ability to protect our intellectual property rights, the competitive environment, the availability and cost of raw materials, the cost of compliance with environmental standards, the ability to make effective acquisitions and successfully integrate newly acquired businesses into existing operations and other risks and uncertainties described in the company’s most recent Form 10-K and other filings with the Securities and Exchange

Commission. For these reasons, readers are cautioned not to place undue reliance on the company’s forward-looking statements. Any forward-looking statement that the company makes speaks only as of the date of such statement, and the company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise. Comparisons of results for current and any prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

CONTACT:

Dee Johnson

Vice President, Investor Relations

847-457-3426

Rubicon Technology, Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	June 30,	June 30,
	2012	2011
	(unaudited)	(unaudited)
Assets
Cash and cash equivalents	$21,774	$19,973
Restricted cash	166	542
Short-term investments	29,928	63,000
Accounts receivable	9,316	31,243
Inventories	38,813	12,615
Other current assets	17,574	12,124
Deferred tax assets	3,078	1,990

Total current assets	120,649	141,487

Property and equipment, net	121,404	103,624
Investments	2,000	2,000
Other assets	1,550	2,377

Total assets	$245,603	$249,488

Liabilities and Stockholders’ Equity
Accounts payable	$7,041	$8,465
Accrued and other current liabilities	3,762	6,735

Total current liabilities	10,803	15,200

Deferred tax liability	10,218	—

Total liabilities	21,021	15,200

Stockholders’ equity	224,582	234,288

Total liabilities and stockholders’ equity	$245,603	$249,488

Rubicon Technology, Inc.

Condensed Consolidated Statements of Operations (unaudited)

(in thousands except share and per share amounts)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Revenue	$17,003	$43,028	$27,210	$80,998
Cost of goods sold	16,992	15,828	30,607	29,823

Gross profit (loss)	11	27,200	(3,397)	51,175

General and administrative expenses	2,044	3,056	4,350	5,977
Sales and marketing expenses	473	388	929	765
Research and development expenses	597	410	1,073	837
(Gain) loss on disposal of assets	(5)	7	(5)	7

Total operating expenses	3,109	3,861	6,347	7,586

Income (loss) from operations	(3,098)	23,339	(9,744)	43,589

Other income (expense):
Interest income and other, net	(288)	64	87	145

Income (loss) before income taxes	(3,386)	23,403	(9,657)	43,734
Income tax benefit (expense)	2,074	(13,495)	4,978	(14,722)

Net income (loss)	$(1,312)	$9,908	$(4,679)	$29,012

Net income (loss) per common share:
Basic	$(0.06)	$0.43	$(0.21)	$1.26
Diluted	$(0.06)	$0.41	$(0.21)	$1.21

Weighted average common shares outstanding used in computing net income per common share:
Basic	22,518,364	23,031,039	22,516,451	23,012,326
Diluted	22,518,364	23,928,408	22,516,451	23,936,026

Rubicon Technology, Inc.

Condensed Consolidated Statements of Cash Flows (unaudited)

(in thousands)

	Three months ended June 30,		Six months ended June 30,
	2012	2011	2012	2011
Cash flows from operating activities
Net income (loss)	$(1,312)	$9,908	$(4,679)	$29,012

Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities
Depreciation and amortization	2,952	2,244	5,893	4,265
Other	489	891	983	1,757
Deferred taxes	(2,109)	(3,329)	(4,903)	(3,329)
Excess tax benefits from stock-based compensation	—	(10,711)	—	(10,711)
Changes in operating assets and liabilities
Accounts receivable	2,976	(8,528)	23,328	(12,567)
Inventories	(6,547)	(1,365)	(15,978)	(1,442)
Other assets	(273)	(1,743)	4,357	(3,448)
Accounts payable	896	2,608	(5,835)	(825)
Accrued expenses and other current liabilities	1,185	8,550	(15)	12,046

Net cash (used in) provided by operating activities	(1,743)	(1,475)	3,151	14,758

Cash flows from investing activities
Purchases of property and equipment, net of proceeds from disposal of assets	(1,791)	(14,302)	(6,361)	(25,385)
Proceeds from sales of investments	10,470	2,376	20,642	3,113

Net cash provided by (used in) investing activities	8,679	(11,926)	14,281	(22,272)

Cash flows from financing activities
Excess tax benefits from stock-based compensation	—	10,711	—	10,711
Other financing activities	(20)	4	27	732

Net cash (used in) provided by financing activities	(20)	10,715	27	11,443

Net effect of currency translation	287	(4)	25	(29)

Net increase (decrease) in cash and cash equivalents	7,203	(2,690)	17,484	3,900
Cash and cash equivalents, beginning of period	14,571	22,663	4,290	16,073

Cash and cash equivalents, end of period	$21,774	$19,973	$21,774	$19,973